December 13, 2017

To our shareholders:

We have achieved significant milestones during the short period of time I have been CEO. We are making steady progress with our plans to commercialize Alferon N Injection®, expand the market opportunities for Ampligen®, and streamline operating infrastructure and related costs to put us on a stronger financial footing.

Specifically, revenue for the first nine months of 2017 totaled $387,000, a greater than five-fold increase compared to $76,000 a year ago, and our net loss for the quarter ended September 30, 2017 decreased by more than 50 percent to $1.3 million from $2.9 million a year-ago. The more than fifty-percent decrease is attributed to a reduction of operating expenses of $0.5 million and an increase in revenue of $1.4 million resulting from the revaluation of the redeemable warrants as of September 30, 2017. Operating costs and expenses, inclusive of research and development, were $2.7 million in the quarter just ended vs. $3.2 million in the year-ago period. The bottom line is we have achieved important milestones and reduced expenses as compared to prior years.

Moreover, we have tremendous confidence in our product portfolio. I believe Ampligen is the ’shape of things to come’ in immunology. It is poised to potentially become an important therapy in the rapidly expanding field of immuno-oncology. It is the only activator of Toll-like Receptor 3 with a well-established safety record.

Some of the key developments in our Ampligen program have included regulatory approval in one of South America’s largest markets, a stepped-up collaboration to support a regulatory submission for ME/CFS in Canada, positive results from an intranasal safety study, and several new initiatives to leverage the immunotherapeutic properties of Ampligen in state-of-the-art cancer treatment strategies.

Key Advancements For Ampligen

●	Ampligen has been approved in Argentina for severely debilitated Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (ME/CFS) patients and we are pursuing similar approvals in Chile and Peru. We are collaborating with Millions Missing Canada to bring Ampligen to Canadians suffering from ME/CFS. In addition, we are in continuing discussions with the FDA regarding our New Drug Application in ME/CFS. Ampligen is the only drug to have completed a Phase 3 clinical trial in the U.S. in ME/CFS, a condition which according to the Center for Disease Control (CDC) afflicts more than one million people in this country. Taking into account that trial’s results, and the FDA’s indication at our last meeting that they would be open and receptive to review a proposal by the Sponsor (Hemispherx), we plan to seek approval tied to a protocol we are developing for conducting a study, limiting enrollment to patients with high responder potential.

●	Earlier this year we began supplying Ampligen for pancreatic cancer patients in an Early Access Program (EAP) in the Netherlands managed by myTomorrows, an international leader in providing physicians with early access to experimental drugs.

●	Significant research at the University of Pittsburgh and Roswell Park Cancer Center is underway to determine the extent to which Ampligen alone and in combination with other agents may prime the tumor microenvironment in ways that could improve the lethality of cancer-killing T cells in conjunction with PD-1 and PD-L1 checkpoint inhibitors, such as Keytruda from Merck and Opdivo from Bristol-Myers Squibb. The success of these studies and others being planned could lead to a significant advance in the fast-growing field of immuno-oncology.

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Manufacturing

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●	Attracting a greater number of antigen-specific cytotoxic T cells into the tumor microenvironment while increasing their ratio to immunosuppressive Treg cells is expected to significantly improve the overall effectiveness of checkpoint inhibitors, a new class of drugs designed to destroy the blocking mechanisms that prevent effector cytotoxic T cells from attacking tumor cells. The use of checkpoint inhibitors is growing rapidly (Cowan & Co. projects sales to grow to $30 billion annually by 2020) and we are developing Ampligen with the anticipation of it becoming an integral part of combinational therapies tapping into that growth.

●	We recently commenced full data analysis of an intranasal vaccine study of Ampligen plus FluMist. Intranasal Ampligen was generally well-tolerated in this study. Numerous studies have shown that Ampligen is a generally well-tolerated and highly selective Toll-like Receptor 3 agonist capable of inducing the innate immune responses needed for adaptive protective immunity. Monkeys immunized with H5N1 vaccine and Ampligen showed enhanced protection against a highly pathogenic H5N1 virus. Mouse models showed Ampligen generates cross-protection against 3 clades of highly pathogenic H5N1 using a seasonal vaccine. The human intranasal safety study demonstrated antibodies against viral strains not present in the immunizing vaccine. Highly pathogenic bird strains of influenza remain a clear and present human danger for a devastating influenza pandemic. Only one or two mutations in the viral attachment receptor of these highly pathogenic bird influenza viruses are required to provide an easily spread and highly lethal virus in humans. The clinical data from our FluMist study extends the mouse and monkey studies. The experimental data suggests that intranasal immunization with Ampligen may provide a rapid and well tolerated means of protection in at-risk humans. We are currently exploring co-development partnerships with vaccine producers.

Our cancer-directed programs with Ampligen build on a safety data base consisting of approximately 100,000 Ampligen doses, primarily in ME/CFS trials, and earlier Phase 1/2 oncology clinical studies including renal cell carcinoma and metastatic melanoma.

We have finalized a commercial-scale “fill and finish” production agreement to fulfill our forecasts for Ampligen demand in 2018. New inventory is planned to be available 2Q18 for Argentina, for US based clinical studies and for Early Access Program sales in Europe.

As many of you know, we experienced a major setback in our Alferon N Injection program when a broken water main for the sprinkler system flooded key sections of our New Jersey manufacturing facility. Insurance has reimbursed us for all the physical damage and all repair and reconstruction work has been completed. The next step is FDA re-certification of the facility.

It will cost about $10 million to put the Alferon manufacturing line at the New Brunswick, NJ plant back into full operation. We are exploring several avenues for funding. While the insurance has fully covered the physical damage to the plant, we are still working to get additional coverage under policy provisions which will help us defray the costs of restarting production. In the interim we are also examining other options, including co-development opportunities.

We have an agreement with Asembia, a leading national supplier to specialty pharmacies, to market and distribute the product in the U.S. when manufacturing resumes. Alferon N is approved for refractory or recurring external genital warts in the US and Argentina, and is also approved in Argentina for any patient refractory to recombinant interferon.

In summary, the stage is set for Hemispherx to capitalize on significant new opportunities during the balance of this year and 2018. We have repaired our flood-damaged manufacturing facility. It is now ready, pending additional start-up funding and FDA certification, to produce FDA-approved Alferon N Injection. A marketing and distribution agreement is in place. We have secured our first country approval for Ampligen in ME/CFS and we expect several more in the coming years. We are steadily expanding our EAP strategy for Ampligen internationally. We are making progress in defining the next steps for FDA registration of Ampligen. We are aggressively opening new opportunities for Ampligen in the fast-growing field of immuno-oncology. All of this is being accomplished with cautious use of capital and our commitment to increasing shareholder value. Our new management motto is EFFICIENT EXECUTION OF PRIORITY GOALS. We have accomplished all the above while slashing the burn rate by 50 percent.

I look forward to keeping you updated on our progress.

/s/ Thomas K. Equels

Thomas K. Equels
Chief Executive Officer

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® and the experimental therapeutic rintatolimod (tradenames Ampligen® or Rintamod®). Rintatolimod is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system, including Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (ME/CFS). Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Because rintatolimod is experimental in nature, it is not designated safe and effective by the FDA for general use and is legally available only through clinical trials.

Cautionary Statement

Some of the statements included in this letter may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. In addition to the risk factors identified from time to time in our reports filed with the Securities and Exchange Commission, no assurance can be given that Hemispherx will be successful in confirming that Ampligen® is effective as a universal viral vaccine adjuvant or its effectiveness when administered intranasally or that any future studies will confirm such effectiveness. Additionally, there is no guarantee that we will be successful in our initiative regarding the immunotherapeutic properties of Ampligen® or in any of our efforts that Ampligen®, as a stand alone or in conjunction with any other therapies as a state of the art cancer treatment. While we are continuing our efforts with the FDA through a New Drug Application in ME/CFS there is no guarantee that it will be granted approval. Moreover, steps which the FDA may require and Hemispherx may take in continuing to seek commercial approval of the Ampligen® NDA for the treatment of Chronic Fatigue Syndrome in the United States may not be successful. The final results of these and other ongoing activities could vary materially from Hemispherx’s expectations and could adversely affect the chances for approval of the Ampligen® NDA in the United States.

Moreover, conducting such studies will require Hemispherx to obtain additional financing and no assurance can be given that such funding will be available and while we are planning possible cancer trials of Ampligen® in the U.S., we will need significant additional funding to commence and conduct such studies. In addition there is also no guarantee that we will be successful in obtaining the funding needed to get our New Jersey facility up and running which will produce Alferon® N. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.hemispherx.net. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.